EXHIBIT L

                     LEGAL BASIS FOR RETENTION OF NONUTILITY
                 BUSINESSES OF CP&L ENERGY AND FLORIDA PROGRESS
                 ----------------------------------------------

I.   NONUTILITY BUSINESSES OF CP&L ENERGY:
     ------------------------------------

     CP&L Energy, Inc. ("CP&L Energy," incorporated in North Carolina) engages indirectly through its subsidiaries in various nonutility businesses. CP&L Energy owns directly all of the voting securities of two utility companies, Carolina Power & Light Company ("CP&L") and North Carolina Natural Gas Corporation ("NCNG") and of four nonutility subsidiary companies: Strategic Resource Solutions Corp. ("SRS"), which directly and through subsidiaries of its own designs, develops, installs, and provides facilities and energy management software systems and other services for educational, commercial, industrial and governmental markets nationwide, and designs, engineers, installs and maintains building automation systems that control heating, ventilation, air conditioning and lighting; Monroe Power Company ("Monroe Power"), an "exempt wholesale generator;" CPL Energy Ventures, Inc. ("Energy Ventures"), an intermediate holding company that indirectly holds interests in synthetic fuel production facilities located in Virginia, West Virginia, and Kentucky; and CP&L Service Company LLC ("CP&L Service"), a subsidiary service company.

     CP&L directly provides fleet vehicle repair and servicing, transformer maintenance services, and data processing services to unaffiliated third parties utilizing resources and personnel who perform these same functions for CP&L. CP&L also sells standing timber on lands that it holds for utility purposes in North and South Carolina. In addition, CP&L owns all of the voting securities of five direct nonutility subsidiaries: Caronet, Inc. ("Caronet"), an "exempt telecommunications company;" Capitan Corporation ("Capitan"), which holds certain land and water rights in Tennessee that are used in CP&L's utility operations; CaroFund, Inc. ("CaroFund") and CaroHome, LLC ("CaroHome"), which are investors in housing projects that qualify for low-income housing tax credits and in historic building renovation projects that also qualify for income tax credits; and CaroFinancial, Inc. ("CaroFinancial"), an inactive company whose only remaining asset is a receivable evidencing debt incurred by a CP&L employee stock ownership plan. CP&L also holds a 50% membership interest in Eastern North Carolina Natural Gas, LLC ("Eastern NCNG"), which has undertaken the development and construction of a gas pipeline and distribution system in 14 eastern North Carolina counties that are not currently served. In addition to its direct and indirect subsidiaries, CP&L holds passive or small minority investments in several venture capital funds, local economic development ventures and in an "exempt telecommunications company."

     NCNG holds all of the outstanding voting securities of four nonutility subsidiaries: Cape Fear Energy Corporation ("Cape Fear"), an inactive company that was previously engaged in marketing natural gas and providing energy management services; NCNG Cardinal Pipeline Investment Corporation ("Cardinal Investment"), which was formed to acquire and hold a 5% membership interest in an intrastate gas pipeline; NCNG Pine Needle Investment Corporation ("Pine Needle Investment"), which was formed to acquire and hold a 5% interest in a liquefied natural gas project in North Carolina; and NCNG Energy Corporation ("NCNG Energy"), an inactive subsidiary.

     Set forth below is a description of the nonutility businesses of CP&L Energy's direct and indirect subsidiaries, along with a citation of authority that justifies retention of such businesses, where applicable.

A.   Direct Nonutility Activities of CP&L
     ------------------------------------

     1. Fleet Vehicle Repair and Servicing: CP&L provides a full range of fleet services (preventive and corrective maintenance, recertification, hydraulic system repairs, etc.) associated with the maintenance, repair and management of governmental and commercial vehicle fleets. CP&L provides and will continue to provide these services to nonassociates after the merger using personnel and facilities that are required for public utility operations.1

     2. Transformer Maintenance Services: CP&L provides transformer repair services, primarily to other utilities and municipalities, including single-phase polemount and padmount, three-phase padmount, and small power transformers. Work includes both shop and field service and sale of refurbished transformers. CP&L provides and will continue to provide these services to nonassociates after the merger using personnel and facilities that are required for public utility operations.2

     3. Data Processing Services: CP&L operates a division called statusgo.com, an application services provider that provides, supports and manages a broad range of specialized facilities management software and information systems designed to help businesses and organizations manage and maintain facilities and equipment more efficiently. The division provides information technology infrastructure, application software, and business process and program management to nonassociates. CP&L provides and will continue to provide these services to nonassociates after the merger using personnel and data processing equipment that are required for public utility operations.3

     4. Sales of Timber: CP&L makes sales of standing timber on land held for utility uses.4

     5. Other Services: CP&L sells products and services providing for protection from electrical surges resulting from lightning strikes and other surge anomalies (principally to residential and commercial customers), and transmission and distribution system services (principally to industrial and


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1    The Commission has authorized subsidiaries of registered holding companies to offer services to nonassociates utilizing equipment and facilities acquired for their own purposes during periods of nonutilization. See Indiana & Michigan Electric Co., Holding Co. Act Release 24039 (Mar. 4, 1986) (use of coal transportation equipment); Ohio Power Company, Holding Co. Act Release No. 25427 (Dec. 11, 1991) (railcar repair services).

2    Id.

3    The Commission has authorized subsidiaries of registered holding companies to sell data processing services. See e.g., Cinergy Corp., Holding Co. Act Release No. 26662 (Feb. 7, 1997).

4    See National Fuel Gas Company, et al., Holding Co. Act Release No. 19088
(July 15, 1975).

municipal customers, e.g., system operations and maintenance services, substation construction and maintenance, reconductoring, etc.).5

B.   Nonutility Subsidiaries of CP&L Energy
     --------------------------------------

     1. SRS 6 directly and through four wholly-owned subsidiaries designs, develops, installs, and provides facilities and energy management software systems and other services for educational, commercial, industrial and governmental markets nationwide, and designs, engineers, installs and maintains building automation systems that control heating, ventilation, air conditioning and lighting. SRS's subsidiaries are: (i) Applied Computer Technologies Corp., which develops and sells energy and facilities management systems for educational institutions; (ii) ACT Controls, Inc., which also develops and sells energy and facilities management systems for educational institutions; (iii) Spectrum Controls, Inc., which develops, installs and services energy and facilities management systems for educational institutions as well as for commercial and industrial customers; and (iv) SRS Engineering Corp., an inactive subsidiary whose sole purpose is to hold a professional engineering license in the State of North Carolina.

     2. Monroe Power 7 is an "exempt wholesale generator" ("EWG") within the meaning of Section 32 of the Act. It owns and operates a 160 MW simple-cycle combustion turbine unit located in Monroe, Georgia, the output of which is sold to the Municipal Electric Authority of Georgia under a 5-year contract that commenced in December 1999.

     3. Energy Ventures, an intermediate nonutility holding company,8 is the sole member of CPL Synfuels, LLC ("CPL Synfuels"), a North Carolina limited liability company. CPL Synfuels, in turn, holds (i) a 90% interest in Solid Fuel, LLC, a Delaware limited liability company, which owns a facility located in Virginia that produces synthetic fuel from coal fines and other by-products of coal, (ii) a 90% interest in Sandy River Synfuel, LLC, a Delaware limited liability company, which owns a facility located in West Virginia that produces synthetic fuel from coal fines and other by-products of coal, and (iii) a 9% interest in Colona Synfuel, LLLP, a registered Delaware limited liability limited partnership, which owns a facility located in Kentucky that produces synthetic fuel from coal fines and other by-products of coal. Each of these facilities produces synthetic fuel from coal that is intended to qualify for federal income tax credits under Section 29 of the Internal Revenue Code of 1986, as amended.9


------------------------
5    See New Century Energies, Inc., Holding Co. Act Release No. 26748 (Aug.
1, 1997) (permitting Public Service Company of Colorado to retain business of marketing various electrotechnology products and services, including surge protection equipment); and Rule 58(b)(vii).

6    Rule 58(b)(1)(i); the Commission has authorized registered holding companies to engage in substantially identical businesses in Cinergy Corp., supra n. 3, and Conectiv, Inc., Holding Co. Act Release No. 26832 (Feb. 25,
1998).

7    See Monroe Power Company, 87 FERC P. 61,238 (May 28, 1999).

8    See, e.g., New Century Energies, Inc., Holding Co. Act Release No. 27000
(Apr. 7, 1999) (authorizing organization and capitalization of one or more "intermediate" nonutility subsidiaries to act as holding companies over other nonutility subsidiaries).

9    Rule 58(b)(vi) (production and sale of alternative fuels); also Rule
58(b)(x) (processes for utilization of coal waste by-products).

     4. CP&L Service has been formed as a subsidiary service company to provide management, administrative and other corporate support services to its associate companies in the CP&L Energy system. The Commission has been asked to approve its organization as such pursuant to Section 13(b) of the Act and Rule 88.

C.   Nonutility Subsidiaries of CP&L
     -------------------------------

     1. Caronet,10 an "exempt telecommunications company" ("ETC") within the meaning of Section 34 of the Act, was organized to hold CP&L's interests in other companies that own and operate fiber optic telecommunications facilities and provide Internet-based services. Caronet holds (i) a 20% interest in CFN FiberNet, LLC, a North Carolina limited liability company that is engaged in marketing wholesale capacity on an asynchronous transfer mode network to network carriers for its five members (which include Caronet) in Virginia, North Carolina, and South Carolina, and (ii) a 35% interest in Interpath Communications, Inc. ("Interpath"), a Delaware corporation that offers a full range of managed application services, Internet-protocol based applications and Internet consulting services to businesses. Interpath in turn holds a 33-1/3% interest in Autonomous Networks, LLC, a Delaware limited liability company, which owns and operates a national Internet-protocol network with points of presence in four major cities of the United States connected by a full mesh ATM (asynchronous transfer mode) network implemented on leased circuits.

     2. Capitan,11 a Tennessee corporation, was organized in the 1920s to acquire and hold certain land and water rights in Tennessee that are used to assure the supply of water for the production of hydroelectric power in CP&L's hydroelectric operations on the Pigeon River. It does not conduct any active business operations.

     3. CaroFund holds a 1% membership interest in CaroHome 12 and participates with CaroHome and other ventures in which CaroHome has invested in affordable housing projects that qualify for affordable housing credits under the provisions of the Low Income Housing Tax Credit Program ("LIHTC") under
Section 42 of the Internal Revenue Code of 1986, as amended ("Code"), and in historic building renovation projects that qualify for historic building rehabilitation credits under Section 47 of the Code.13

     CP&L, CaroHome and CaroFund together have investments in a total of 53 entities that own or are developing LIHTC properties or properties that qualify for historic building rehabilitation credits. Five of these investments are in


------------------------
10   Section 34. Caronet filed an application with the Federal Communications
Commission ("FCC") requesting a determination of ETC status, which was deemed granted following expiration of the 60-day notice period.

11   See WPL Holdings, Inc., Holding Co. Act Release No. 26856 (Apr. 14,
1998); New Century Energies, Inc., et al. ("Xcel"), Holding Co. Act Release No. 27212 (Aug. 16, 2000).

12   CP&L holds the remaining 99% membership interest in CaroHome directly.

13   The Commission has permitted other new registered holding companies to retain similar passive interests in tax-credit affordable housing and historic building properties. See WPL Holdings, Inc., supra, n. 11, and Ameren Corporation, Holding Co. Act Release No. 26809 (Dec. 30, 1997) (permitting retention of tax-credit properties located in the states in which those systems operate as utilities); and Exelon Corporation, Holding Co. Act Release No. 27256 (Oct. 19, 2000) (permitting retention of passive interests in funds holding national portfolios of tax-credit properties).

syndicated national funds; the remaining 48 are direct investments in limited partnerships or limited liability companies that own or are developing individual tax-credit properties in North and South Carolina. They are described in greater detail as follows:

     (a)  Syndicated National Affordable Housing Funds. CP&L directly holds
          --------------------------------------------
a 99% limited partnership interest in WNC Institutional Tax Credit Fund, LP. CaroHome holds limited partnership interests in four syndicated funds, as follows (percentage interest indicated): ARV Partners IV - Anaheim, LP (19.8%), Dominion ARV Villa, LP (19.3%), Cedar Tree Properties LP (25%), and First Partners II, LP (15.8%). Each of these five funds holds interests in a geographically diversified portfolio of affordable housing projects that are located throughout the United States. The investments by CP&L and CaroHome were made exclusively for the purpose of obtaining the available income tax credits provided under the Code. CP&L's and CaroHome's interests in these entities are passive in every case. They have no role in the management or operation of any of these entities. Further, the investments in all five funds are "self-liquidating," i.e., the assets wind down as the tax-credits expire.14

     (b)  Direct Investments in Individual Affordable Housing and Historic
          ----------------------------------------------------------------
Rehabilitation Tax Credit Properties. CP&L has direct investments in four
------------------------------------
limited partnerships that own affordable housing properties that are located inside CP&L's service territory, as follows (percentage interest indicated):
Absolut Limited Partnership LP (99%), Better Homes for Garner LP (99%), Capital City Low Income Housing LP (99%), and Walnut Street LP (99.9%). In addition, CP&L holds an interest in Powerhouse Square, LLC (99%), which owns an historic building renovation project, also located in CP&L's service territory. CP&L is a passive investor in all five of these entities.

     CaroHome and CaroFund together hold a total of 43 direct investments in LIHTC and historic building rehabilitation tax credit projects, as follows (percentage interest indicated): Affordable Housing Developers, LLC (51%), Bradford Place of Fuquay-Varina LP (99%), Siler City- Cateland Place LLC (99.99%), Creston Commons, LLC (99.99%), Lumberton-Chestnut Place LLC (99%), Dillon Apartments of South Carolina (99%), Enston Home LP (99%), Excelsior Apartments LP (99%), Garden Spring Housing Association, LLC (99%), The Garner School Apartments LP (99%), Wilmington-Hooper School Apts, LLC (99.99%), Mountainside LLC (99.99%), Meadow Spring Housing Assoc. LLC (99.99%), Hartsville Apartments LP (99%), Manor Associates LP (99%), Asheboro-North Forest LLC (99%), Northgate II LLC (99.99%), Knightdale Development LLC (99.99%), Parkview Housing Associates LP (99%), Prairie Limited Liability Company (99.99%), Ridgewood Housing Assoc LLC (99%), Arden-River Glen LLC (99%), Rockwood North LLC (99.99%), Rockwood AH-1 LP (99%), Marion Apartments LP (99%), Spring Forest Housing Assoc, LLC (99.99%), Bishopville Apartments LP (99%), Havelock-Tyler Place Apartments LLC (99%), West Cary Apartments LLC (99.99%), Westridge Woods LLC (99%), Wilrik Hotel Apartments LLC (99.9%), Asheville-Woodridge LP (99.99%), Knightdale Apts. LLC (99%), Savannah Place Apartments, LLC (99.99%), Willow Run, LLC (99.99%), Wind Ridge, LLC (99.99%), Baker House Apartments LLC (99.99%), Mount Olive School Apartments LLC (99.99%), HGA Development, LLC (99.99%), Grove


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14   CP&L's and CaroHome's investments in these syndicated national affordable housing funds satisfy the criteria for retention set forth in Exelon Corporation, supra n. 13.

Arcade Restoration, LLC (99.99%), Historic Property Management LLC (51%), Raleigh - CaroHome/WCK, LLC (99.99%), and Trinity Ridge LLC (99.99%).

     CaroHome is co-developing and, under the organizational documents, will act as co-manager of five of the projects listed in the preceding paragraph: Grove Arcade Restoration LLC, HGA Development, LLC, and Historic Property Management, LLC, which are involved in an historic building restoration project in Asheville, North Carolina; and Raleigh-CaroHome/WCK, LLC and Trinity Ridge LLC, which are developing affordable housing projects in the Raleigh area.15 On or before November 1, 2003, CP&L Energy will either cause CaroHome and CaroFund to sell these investments or convert their ownership interests into passive interests. In every other case, CaroHome and CaroFund are passive investors.

     With two exceptions, all of the projects listed above are located in CP&L's and NCNG's combined service territory. The exceptions are Enston Home LP and Willow Run, LLC.16 Enston Home LP owns an historic building rehabilitation property in Charleston, South Carolina. Willow Run, LLC is building a low-income housing project in Morganton, North Carolina, which is in western North Carolina but is not in CP&L's retail service territory.

     The principal objectives of CP&L, CaroHome and CaroFund in investing in individual LIHTC and historic building renovation projects that are located in North and South Carolina are to (i) assist the residents in CP&L's and NCNG's service areas by providing funds for sound and affordable housing for income qualifying individuals and families; (ii) assist in efforts to preserve architecturally significant and historic structures; (iii) realize income tax credits provided under the Code as well as under state law; and (iv) achieve possible long-term gains through the appreciation and future sale of these investments. Although they are passive investors in these ventures (with the five exceptions already noted), they exercise investment oversight, which includes reviewing and analyzing financial statements generated by third-party property management firms against the approved budgets for the investments and conducting due diligence assessments to determine whether properties remain in compliance with the provisions of the Code and state tax laws. Investment management also includes on-site inspections to determine that the physical structure and grounds are properly maintained. The term of the LIHTC investments is generally 15 years and the term of the historic building restoration projects is generally five years.

     At June 30, 2000, CP&L's direct and indirect investments in all of the entities listed above totaled approximately $83.2 million.

     4. CaroFinancial 17 holds a receivable evidencing debt incurred by a CP&L employee stock ownership plan. It does not conduct any active business operations.

     5. Eastern NCNG,18 a North Carolina limited liability company, is 50% owned by CP&L and 50% owned by Albemarle Pamlico Economic Development Corporation, a North Carolina non-member, non-profit, tax-exempt corporation


------------------------
15   Jurisdiction reserved.

16   Jurisdiction reserved.

17   Inactive.

18   See Joint Application of Albemarle Pamlico Economic Development
Corporation et al., Order Granting Certificate, NCUC Docket No. G-44, Sub 0 (June 15, 2000). Eastern NCNG will become a "gas utility company" at such time as its distribution system is placed in service. CP&L Energy intends to file a separate application under Sections 9(a) and 10 of the Act with respect to the acquisition and retention of Eastern NCNG.

created to encourage infrastructure and economic development in eastern North Carolina. Eastern NCNG was recently awarded a certificate of public convenience and necessity to serve 14 counties in eastern North Carolina that are not now served with natural gas. When Eastern NCNG commences delivery of natural gas at retail in 2001, it will become a "gas utility company" within the meaning of
Section 2(a)(4) of the Act. CP&L Energy intends to file a separate application with the Commission pursuant to Sections 9(a)(1) and 10 of the Act to acquire and retain Eastern NCNG as an additional public utility subsidiary.

D.   Other Passive Investments of CP&L
     ---------------------------------

     CP&L holds passive investments in the following nonutility companies (percentage interest indicated):

     1. Utech Venture Capital Corporation (9.76%),19 a Delaware corporation in which CP&L holds a 9.76% interest, is a venture capital fund that provides capital for the development and commercialization of new technologies intended to benefit electric utilities, augment research and development, provide investors with a window on technical developments, and provide partnering opportunities to new start-up companies that offer new products and services to the utility industry. CP&L's investment in this entity is approximately $4.5 million.

     2. Utech Climate Challenge Fund, LP (9.8%),20 a Delaware limited partnership in which CP&L holds a 9.8% limited partnership interest, invests in existing and start-up companies that offer products or services that will generate greenhouse gas emission reductions for submission to the Department of Energy as "Climate Challenge" credits pursuant to Title XVI of the Energy Policy Act of 1992. CP&L's investment in this entity is approximately $2.2 million.

     3. Utility Competitive Advantage Fund, LLC (11.1%),21 a Delaware limited liability company, makes venture capital investments in companies that assist utilities in retaining and building their customer base, improving cost efficiencies, and/or generating new revenue opportunities. CP&L's investment in this entity is approximately $8.1 million.

     4. Utility Competitive Advantage Fund II, LLC (15.79%),22 a Delaware limited liability company, makes venture capital investments in companies that assist utilities in retaining and building their customer base, improving cost efficiencies, and/or generating new revenue opportunities. CP&L's investment in this entity is approximately $3.0 million.


------------------------
19   Rule 58(b)(1)(ii). See also General Public Utilities Corp., Holding Co.
Act Release No. 26230 (Feb. 8, 1995); and Exelon Corporation, supra n. 13 (authorizing retention of 24.4% interest in UTECH Climate Challenge Fund, L.P.).

20   Id.

21   Jurisdiction reserved.

22   Jurisdiction reserved.

     5. Carousel Capital Partners, LP (3.1%),23 a North Carolina limited partnership in which CP&L holds a 3.1% limited partnership interest, focuses on investments in established, strategically positioned, mid-sized companies located in the Southeast. CP&L's investment in this entity is approximately $3.2 million.

     6. South Atlantic Private Equity Fund IV, LP (8.9%),24 a Florida limited partnership in which CP&L holds an 8.9% limited partnership interest, provides equity funds to emerging growth companies in both technology and non-technology related markets, with an emphasis on investments located in Florida, the southeastern United States and Texas. CP&L's investment in this entity is approximately $3.0 million.

     7. NC Enterprise Fund, LP (5%),25 a North Carolina limited partnership in which CP&L holds a 5% limited partnership interest, was established to assist new business ventures in North Carolina by investing in start-ups who commit to operating businesses that will provide employment opportunities in North Carolina. NCNG also holds a .25% limited partnership interest in this entity. CP&L's and NCNG's combined investment in this entity is approximately $1.4 million.

     8. I-40 Enterprises, LLC (49%),26 a North Carolina limited liability company in which CP&L holds a 49% interest, was organized to build and to sell or lease an industrial building on Interstate 40 in New Hanover County, North Carolina, which is in CP&L's service territory, for economic development purposes. CP&L's investment in this entity is approximately $500,000.

     9.   Southeast Regional Park Development Company, LLC (33.33%),27  a
North Carolina limited liability company in which CP&L holds a 33.33% interest, was organized to build and sell or lease an industrial building in Columbus County, North Carolina, which is in CP&L's service territory, for economic development purposes. CP&L's investment in this entity is approximately $400,000.


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23   Jurisdiction reserved.

24   Jurisdiction reserved.

25   The Commission has authorized registered holding companies to retain passive and/or de minimis interests in industrial and other nonutility enterprises located in the service territory of the registered holding company that were formed to promote local economic development by creating new job opportunities, expanding the local tax base, attracting new industries, and retaining existing industries. See WPL Holdings, supra n. 11 (retention of 54.55% interest in company organized to promote economic development in downtown Cedar Rapids, Iowa); and Exelon Corporation, supra n. 13. The Commission has also authorized registered holding companies to make such investments. See e.g., Union Electric Co, Holding Co. Act Release No. 14608 (Mar. 22, 1962). See also Rule 40(a)(5), which permits such investments without approval, subject to specified investment limitations. In addition, the Commission has approved investments in limited partnerships formed to make venture capital investments within the utility service area. See e.g., Georgia Power Company, Holding Co. Act Release No. 25949 (Dec. 15, 1993) (limited partnership formed to provide venture capital to high-technology companies with primary operations in the State of Georgia), Hope Gas, Inc., Holding Co. Act Release No. 25739 (Jan. 26,
1993) (venture capital partnership designed to provide venture capital to local businesses), and The Potomac Edison Co., Holding Co. Act Release No. 25312 (May 14, 1991) (for-profit, economic development corporation created to stimulate and promote growth and retain jobs).

26   Id.

27   Id.

     10. Palmetto Seed Capital Challenge Fund LP (3.7%),28 a South Carolina limited partnership in which CP&L holds a 3.7% limited partnership interest, was established to assist new business ventures in South Carolina. CP&L's investment in this entity is approximately $800,000.

     11. Maxey Flats, LLC (3%), a Virginia limited liability company in which CP&L holds a 3% interest, was organized to handle environmental clean up at the Maxey Flats Superfund site in Fleming County, Kentucky. In the past, CP&L has shipped low level nuclear waste to this site. The contributions by CP&L and the other members to this entity are used for remediation of the site, to satisfy obligations to perform the Initial Remediation Phase under the De Maximus Consent Decree filed in the United States District Court for the Eastern District of Kentucky (Civil Action No. 95-58).

     12. Pantellos Corporation (1%),29 a Delaware corporation in which CP&L holds an approximate 1% interest, is an ETC. The company was recently organized to provide e-supply chain solutions to the electric utility, gas utility, natural gas pipeline and other energy sectors, by providing an open environment that enables participants to conduct supply chain activities and transactions through its secure Internet-based eMarketplace.

E.   Subsidiaries of NCNG
     --------------------

     1. Cape Fear 30 was previously engaged in purchasing natural gas for resale to large industrial and commercial users and the municipalities served by NCNG, as well as the business of providing energy management services.

     2. Cardinal Investment is an intermediate nonutility holding company whose sole asset is a 5% membership interest in Cardinal Pipeline Company, LLC ("Cardinal Pipeline"). 31 Cardinal Pipeline was formed to acquire an existing intrastate pipeline in North Carolina and to extend it.

     3. Pine Needle Investment is an intermediate nonutility holding company whose sole asset is a 5% membership in Pine Needle LNG Company, LLC ("Pine Needle LNG").32 Pine Needle LNG owns and operates a liquefied natural gas project in North Carolina.

     4. NCNG Energy 33 previously held certain nonutility, energy-related investments of NCNG that have been transferred to Cardinal Investment and Pine Needle and sold natural gas to resellers.


------------------------
28   Id.

29   Section 34. Pantellos Corporation filed an application with the FCC requesting a determination of ETC status, which was deemed granted following expiration of the 60-day notice period.

30   Inactive.

31   New Century Energies, Inc., supra n. 5; SCANA Corporation, Holding Co.
Act Release No. 27133 (Feb. 9, 2000); and Xcel, supra n. 11.

32   Id.

33   Inactive.

II.  NONUTILITY BUSINESSES OF FLORIDA PROGRESS:
     -----------------------------------------

     Florida Progress Corporation ("Florida Progress," incorporated in Florida) owns directly all of the voting securities of one public utility company, Florida Power Corporation ("Florida Power"), and three nonutility subsidiaries:
Progress Capital Holdings, Inc.; FPC Del, Inc.; and Florida Progress Funding Corporation.

     Florida Power directly provides transmission and distribution facilities construction services and outage maintenance services to unaffiliated utilities and construction services for relay towers for mobile phones utilizing personnel and facilities required for public utility operations.

     Progress Capital serves as the holding company for substantially all of Florida Progress's nonutility operations. Its principal subsidiary is Electric Fuels Corporation ("Electric Fuels"), an energy and transportation company with operations organized into three primary business units: energy and related services; inland marine transportation; and rail services. The energy and related services business unit of Electric Fuels mines and sells coal to Florida Power for use at its Crystal River generating plant and to other utility and industrial customers. This business unit also produces and sells natural gas and synthetic fuel, and provides marine terminal services and offshore marine transportation. The inland marine transportation business unit transports coal and dry-bulk cargoes using a fleet of river barges and tow boats. The rail services business unit, conducted primarily through Progress Rail Services Corporation, is one of the largest integrated processors and suppliers of railroad materials in North America.

     Other subsidiaries of Progress Capital are engaged in the wholesale telecommunications business and the insurance business. Progress Telecommunications Corporation sells wholesale fiber optic based capacity in Florida to long-distance carriers, Internet service providers and other telecommunications companies, as well as to large industrial, commercial and governmental entities. Progress Capital also holds all of the outstanding voting securities of Mid-Continent Life Insurance Company, a life insurance company that was placed in receivership in the spring of 1997 based on assertions that its policy reserves were understated.

     Set forth below is a description of each of the nonutility activities of Florida Progress's direct and indirect subsidiaries, along with a citation of authority that justifies retention of the activity, where applicable.

A.   Direct Nonutility Activities of Florida Power
     ---------------------------------------------

     1. Construction of Transmission and Distribution Facilities: Florida Power provides transmission and distribution construction services to unaffiliated utilities. Florida Power provides and will continue to provide these services after the merger using personnel and other resources that are required for public utility operations.34

     2. Outage Maintenance Services: Florida Power provides outage maintenance services to unaffiliated utilities. Florida Power provides and will


------------------------
34   Indiana & Michigan Electric and Ohio Power, supra n. 1. Also, Rule
58(b)(1)(vii).

continue to provide these services after the merger using personnel and other resources of Florida Power that are required for public utility operations.35

     3. Construction of Relay Towers for Mobile Phones: Florida Power provides construction services to unaffiliated third parties for communications relay towers. Florida Power provides and will continue to provide these services after the merger using personnel and other resources of Florida Power that are required for public utility operations.36

B.   Direct Nonutility Subsidiaries of Florida Progress
     --------------------------------------------------

     1. Progress Capital Holdings, Inc.37 is the holding company for substantially all of Florida Progress's nonutility subsidiary companies.

     2. FPC Del, Inc., a Delaware corporation, generates tax savings by temporarily holding accounts receivable for Florida Power Corporation and Progress Rail Services Corporation.38

     3. Florida Progress Funding Corporation 39 is a special-purpose financing entity organized in early 1999 to facilitate a trust preferred stock financing transaction. It owns FPC Capital I, a Delaware business trust,40 and FPC Capital II, which is currently inactive.

C.   Subsidiaries of Progress Capital
     --------------------------------

     1. Mid-Continent Life Insurance Company,41 an Oklahoma corporation, provides life insurance services in numerous states. Florida Progress is in the process of divesting this company.

     2. PIH, Inc.42 is an intermediate holding company for passive investments in affordable housing projects that qualify for income tax credits under Section 42 of the Code.

     3. Progress Reinsurance Company, Ltd.,43 a British West Indies Corporation, is a captive insurance company.


------------------------
35   Id.

36   Id.

37   See New Century Energies, supra. n. 8.

38   See Central and South West Corporation, Holding Co Act Release No. 23578
(Jan. 22, 1985).

39   The Southern Company, Holding Co. Act Release No. 27134 (Feb. 9, 2000);
New Century Energies, Inc., supra n. 5 (SEC approved a special purpose subsidiary of trust that was formed for the purpose of facilitating a financing transaction); and Exelon Corporation, supra n. 13 (authorizing retention of several existing special-purpose financing entities).

40   Id.

41   Proposed divestiture.

42   See New Century Energies, supra n. 8.

43   Conectiv, Holding Co. Act Release No. 27135 (Feb. 10, 2000); GPU, Inc.,
Holding Co. Act Release No. 27196 (July 6, 2000).

     4. Progress Telecommunications Corporation,44 a Florida corporation, is an ETC under Section 34 of the Act.

     5. Progress Energy Corporation 45 is a Florida corporation that was formed to develop independent and cogeneration power projects and is currently inactive. The corporation's sole investment is an indirect interest in the Black River Limited Partnership, a Delaware limited partnership.

          (a) PEC Fort Drum, Inc.46 is an intermediate holding company that owns interests in: Westmoreland-Ft. Drum, L.P.47 and Westpower-Ft. Drum, L.L.P.,48 both intermediate holding companies that own interests in Black River Limited Partnership, a Delaware limited partnership that operates an EWG.49

          (b) Progress Desal, Inc.50 is a Florida corporation that proposed to develop and operate a desalinization facility that would supply potable water for the Tampa Bay area but is now inactive since its proposal was not accepted.

          (c) Progress Power Marketing, Inc,51 a Florida corporation that is currently inactive.

     6. Progress Holdings, Inc.52 is a Florida corporation that is an ETC. It owns Cadence Network, Inc., a Delaware corporation that is also an ETC.53

     7. Progress Provisional Holdings, Inc.54 leases an apartment that is used for temporary lodging by senior management of Florida Progress and its subsidiaries in connection with company business in order to minimize lodging expenses.

     8. Electric Fuels Corporation,55 a Florida corporation, is an energy and transportation company with operations organized into three primary business units: energy and related services; inland marine transportation; and rail services. Electric Fuels engages directly in fuel procurement and owns railcars and locomotives that are used for coal transportation. Electric Fuels also owns


------------------------
44   Section 34. Progress Telecommunications filed an application with the
FCC requesting a determination of ETC status, which was deemed granted following expiration of the 60-day notice period.

45   Inactive.

46   See New Century Energies, supra n. 8.

47   Id.

48   Id.

49   See Black River Limited Partnership, 91 FERCP. 62,038 (Apr. 18, 2000).

50   Inactive.

51   Inactive.

52   Section 34. Progress Holdings filed an application with the FCC requesting a determination of ETC status, which was deemed granted following expiration of the 60-day notice period.

53   Section 34. Cadence Network filed an application with the FCC requesting a determination of ETC status, which was deemed granted following expiration of the 60-day notice period.

54   UNITIL Corp, Holding Co. Act Release No. 25524 (April 24, 1992); WPL
Holdings, Inc., supra n. 11; Xcel, supra n. 11.

55   Rule 58(b)(1)(ix).

a number of subsidiaries, which are described below. Electric Fuels was formed for the purpose of being an efficient coal purchasing arm of Florida Power that would provide Florida Power's Crystal River generating plant with all of its coal needs. As part of Electric Fuels' corporate plan to develop two modes of transporting coal to the Crystal River plant (rail and barge), additional coal mining operations, terminals, rail repair and transportation companies were acquired. Electric Fuels' energy and transportation subsidiaries have operations in numerous states, Canada and Mexico. The Commission is requested to reserve jurisdiction over CP&L Energy's retention of certain specified subsidiaries of Electric Fuels Corporation (as indicated in the footnotes hereto) for a period of three years following the Share Exchange and CP&L Energy's registration under the Act.

D.   Nonutility Subsidiaries of Electric Fuels Corporation
     -----------------------------------------------------

     1. Awayland Coal Company, Inc. and Homeland Coal Company Inc., both wholly owned by Electric Fuels, mine coal in Kentucky and Virginia through their partnership in Powell Mountain Joint Venture.56

     2. Dixie Fuels Limited,57 a Texas partnership, was formed to operate an ocean-going barge system for the transportation of coal from the New Orleans area to Florida Power's Crystal River plant and other bulk commodities. Dixie Fuels also backhauls limestone from a quarry at Crystal River to a cement plant near Mobile, Alabama, owned by a third party. Electric Fuels owns a 65 percent interest in the partnership, and the remaining interest is held by an unrelated company.

     3. Dixie Fuels II, Limited 58 is an inactive Texas partnership that formerly owned and operated one tug/barge unit used primarily for hauling bulk cargo for unaffiliated companies. The vessel has been sold and the partnership is in the process of being liquidated. Electric Fuels owns a 50 percent partnership interest.

     4. EFC Synfuel L.L.C.59 is an intermediate holding company of interests in the following synthetic fuel plant entities which own secondary coal recovery system facilities: Ceredo Synfuel L.L.C.; Sandy River Synfuel L.L.C.; Solid Energy L.L.C.; and Solid Fuel L.L.C.60

     5. Kentucky May Coal Company, Inc.,61 a Virginia corporation, owns coal mines and leases coal reserves in Kentucky. Kentucky May was purchased by Electric Fuels in 1985 in order to position Electric Fuels strategically in the coal market to mine coal competitively. Electric Fuels, through Kentucky May Coal Company, Inc. owns the following companies:

          (a) Diamond May Coal Company 62 is a Kentucky corporation that operates coal facilities and mines coal in Kentucky.


------------------------
56   Jurisdiction reserved.

57   Jurisdiction reserved.

58   Jurisdiction reserved.

59   See New Century Energies, supra n. 8.

60   Rule 58(b)(1)(vi); also Rule 58(b)(1)(x).

61   Jurisdiction reserved.

62   Jurisdiction reserved.

               (1) Diamond May Mining Company 63 is a Florida Corporation that mines coal in Kentucky.

          (b) Cincinnati Bulk Terminals, Inc.64 is a Delaware corporation that serves as a transloading and distribution point for coal and other bulk materials in the greater Cincinnati, Ohio area.

               (1) Kanawha River Terminals, Inc.65 is a Florida corporation that sells and terminals coal and other bulk materials in West Virginia and Kentucky. It is also an intermediate holding company with interests in the following synthetic fuel plant entities: Colona Sub No. 2, L.L.C. and Colona Newco, L.L.C., both partners in Colona Synfuel Limited Partnership, L.L.L.P., which sells and produces solid synthetic fuel; Black Hawk Synfuel L.L.C. has an ownership interest in New River Synfuel L.L.C., which produces synthetic fuel and markets various services; Coal Recovery V, L.L.C. a Missouri corporation that conducts research and develops synthetic fuel; and Ceredo Liquid Terminal, Inc. a Florida corporation that operates a terminal for the storage, production and processing of an emulsion product that is the chemical change agent used with coal fines to produce the synthetic fuel.66

               (2) Marigold Dock, Inc.,67 an Alabama corporation, owns a coal loading facility in Kentucky

          (c) Kentucky May Mining Company 68 is a Florida corporation that mines coal in Kentucky.

     6. Murphy Land Company, Inc., a Virginia corporation owns a 20 percent partnership interest in Dulcimer Land Company.69 Dulcimer Land Company leases 33,000 acres of coal-producing land in Kentucky and Virginia from the Little Black Mountain Land Company 70 and subleases the land to Powell Mountain Joint Venture. It also manages coal reserves in Kentucky and Virginia.

     7. Little Black Mountain Coal Reserves, Inc.,71 a Kentucky corporation, owns an 80 percent partnership interest in Dulcimer Land Company.

     8. MEMCO Barge Line, Inc. ("MEMCO"),72 a Delaware corporation, is Electric Fuels' inland marine transportation unit. It hauls coal, petroleum coke, synthetic coal fuel, wood chips, limestone, steel products, lime, salt, fertilizer, grain and grain products and other bulk commodities. MEMCO operates


------------------------
63   Jurisdiction reserved.

64   Jurisdiction reserved.

65   Jurisdiction reserved.

66   Rule 58(b)(1)(vi).

67   Jurisdiction reserved.

68   Jurisdiction reserved.

69   Jurisdiction reserved.

70   Jurisdiction reserved.

71   Jurisdiction reserved.

72   Jurisdiction reserved.

primarily on the Illinois, Ohio and Mississippi rivers and the Gulf Intracoastal Canal. The following are subsidiaries of MEMCO:

          (a) Elmwood Marine Services, Inc,73 a Louisiana corporation, engages in the fleeting, washing and repair of barges in Louisiana and maintains a 33-1/3 percent ownership interest in International Marine Terminals Partnership.

               (1) Conlease, Inc.74 is a Louisiana corporation that owns batture leases in Louisiana. (Batture is the right to use a river bank area to fleet barges).

               (2) International Marine Terminals Partnership ("IMT")75 was formed to develop and operate a bulk commodities terminal facility on the Mississippi River south of New Orleans. IMT transloads coal from barges to Dixie Fuels vessels. It also stores and blends coal destined for Crystal River. IMT also is the receiving point for import coal destined for Crystal River, since the Crystal River channel is too shallow to handle import ships directly. IMT's subsidiary I.M.T. Land Corp.76 owns terminal land in Louisiana that it leases to IMT.

     9. Mesa Hydrocarbons, Inc.77 is a Florida corporation that owns natural gas reserves and operates wells in Colorado and sells natural gas.

     10. Powell Mountain, Inc. is a holding company that owns interests in the following coal mining companies: Powell Mountain Coal Company, Inc. and PMCC, Inc., both Virginia corporations.78

     11. Progress Land Corporation,79 a Florida corporation, owns and manages coal reserves in Kentucky.

     12. Progress Materials, Inc.,80 a Florida corporation, commercializes and manufactures ash management technologies. Progress Materials owns the carbon burnout technology which combusts the excess carbon in fly ash, recovers the heat and generates useable fly ash for the cement industry.

     13. Progress Metal Reclamation Company,81 a Kentucky corporation has a railcar scrapping and general metal recycling facility in Kentucky. It also has an ownership interest in West Virginia Auto Shredding, a West Virginia corporation.82


------------------------
73   Jurisdiction reserved.

74   Jurisdiction reserved.

75   Jurisdiction reserved.

76   Jurisdiction reserved.

77   See WPL Holdings, supra n. 11 (authorizing retention of Whiting
Petroleum Corporation, an oil and gas exploration and production subsidiary).

78   Jurisdiction reserved.

79   Jurisdiction reserved.

80   Rule 58(b)(1)(x).

81   Jurisdiction reserved.

82   Jurisdiction reserved.

     14.  Progress Rail Services Corporation ("Progress Rail")83  is an
Alabama corporation that provides rail and track material, new and reconditioned car parts, car repair and car leasing services in the United States, Mexico and Canada. It has ownership interests in the following companies:

          (a) Chemetron-Railway Products, Inc.84 is a Delaware corporation that sells and leases rail welding and handling equipment and provides rail welding services throughout the United States and in Canada.

          (b) FM Industries, Inc.85 is a Texas corporation that manufactures original railcar parts in Texas.

          (c) Kentuckiana Railcar Repair and Storage Facility, L.L.C.86 is an Indiana limited liability company that operates a railcar repair facility in Indiana.

          (d) PRS International Sales Company, Inc.,87 a Virgin Islands corporation, is a foreign sales corporation agent for Progress Rail.

          (e) Progress Rail Services de Mexico, S.A. de C.V. 88 is a Mexican company that markets, leases and sells railcars and railcar parts in Mexico.

          (f) Progress Rail Canada Corporation 89 is a Canadian company that supplies rail and railcar parts and maintenance-of-way equipment. It also repairs and leases railcars and locomotives.

          (g) Progress Rail Holdings, Inc.90 is an Alabama intermediate holding company. It owns Progress Rail Transcanada Corporation,91 a Nova Scotia company that owns and operates a facility that repairs, manufactures and supplies railway equipment.

          (h) Progress Vanguard Corporation 92 is a Delaware corporation that repairs and leases railcar and supplies new and reconditioned rail and new and reconditioned railcar parts and maintenance-of-way equipment in several states.

          (i) Railcar, Ltd. 93 is a Georgia corporation that leases and sells railcars and manages railcar rolling stock. It has an ownership interest in Servicios Administrativos Progress, S. de R.L. de C.V., a Mexican limited


------------------------
83   Jurisdiction reserved.

84   Jurisdiction reserved.

85   Jurisdiction reserved.

86   Jurisdiction reserved.

87   Jurisdiction reserved.

88   Jurisdiction reserved.

89   Jurisdiction reserved.

90   Jurisdiction reserved.

91   Jurisdiction reserved.

92   Jurisdiction reserved.

93   Jurisdiction reserved.

liability company that provides personnel and administrative services for Servicios Ferroviarios Progress S. de R.L. de C.V., a Mexican holding and operating limited liability company that performs railcar repair services in Mexico in which Railcar, Ltd. also has an ownership interest.94

          (j) Southern Machine and Tool Company 95 is a Georgia corporation that operates a design and fabrication machine shop in Georgia.

          (k) United Industries, Inc.96 is a Kentucky corporation that operates a railcar repair facility in Kentucky.

          (l) DAPCO Rail Services, L.L.C. 97 is an Alabama limited liability company that engages in ultrasonic scanning, inspecting and testing of railway rails.

     15. Progress Synfuel Holdings, Inc. 98 is a Delaware intermediate holding company with interests in the following synthetic fuel plant entities that own secondary coal recovery system facilities:99 Ceredo Synfuel L.L.C.; Sandy River Synfuel L.L.C.; Solid Energy L.L.C.; and Solid Fuel L.L.C.100

E.   Other Passive Investments of Florida Progress
     ---------------------------------------------

     1. Tampa Bay Devil Rays, Ltd. Florida Progress invested $5 million for a limited partnership interest in the Tampa Bay Devil Rays, Ltd. ("Devil Rays"), a Florida limited partnership that in 1995 acquired a Major League Baseball franchise to play scheduled home baseball games at Tropicana Field in St. Petersburg, Florida. Florida Progress's rights as a class B limited partner are minimal, consisting primarily of rights relating to distributions in its capital account.101

     2. PIH, Inc. holds interests in affordable housing projects that qualify for income tax credits under Section 42 of the Code through the following entities: American Tax Credit Corporate Fund III, L.P., Boston Capital Corporate Tax Credit Fund VII, Boston Capital Corporate Tax Credit Fund, VIII; KeyCorp Investment Limited Partnership II, Lehman Housing Tax Credit Fund, L.P., McDonald Corporate Tax Credit Fund 1996 Limited Partnership; and National Corporate Tax Credit Fund VI. Each of these funds holds a geographically diversified portfolio of properties in the United States. Florida Progress has no involvement, directly or through any affiliate, in the development or management of the properties but is solely a passive investor. Each investment is "self-liquidating," i.e., the assets wind down as the tax credits expire.


------------------------
94   Jurisdiction reserved.

95   Jurisdiction reserved.

96   Jurisdiction reserved.

97   Jurisdiction reserved.

98   See New Century Energies, supra n. 8.

99   Rule 58(b)(1)(vi).

100  Rule 58(b)(1)(vi).

101  Proposed divestiture.

Florida Progress's total investment in these entities as of June 30, 2000 is approximately $49.5 million.102

     3.   Progress-Centrus, Inc. is inactive.

     4. Energy Solutions, Inc. marketed Centrus L.L.P.'s telecommunications products. This company is inactive during Centrus L.L.P.'s dissolution.


------------------------
102  See Exelon Corp., supra n. 13.